                                                                     EXHIBIT 3.2


                             ARTICLES OF AMENDMENT
                                     TO THE
                           ARTICLES OF INCORPORATION
                                       OF
                       GRAY COMMUNICATIONS SYSTEMS, INC.


                                       I.

         The name of the corporation is Gray Communications Systems, Inc.


                                      II.

         Effective the date hereof, the Section entitled "PREFERRED STOCK" of
Article 4 of the Articles of Incorporation of Gray Communications Systems, Inc. is hereby amended by adding the subsection entitled "SERIES C CONVERTIBLE PREFERRED STOCK" as set forth in Exhibit A attached hereto.


                                      III.

         All other provisions of the Articles of Incorporation, including the remaining sections of Article 4, shall remain in full force and effect.


                                      IV.

         This Amendment was duly adopted on March 14, 2002 by the Board of Directors in accordance with the provisions of ss. 14-2-602(d) and ss. 14-2-1002(9) of the Georgia Business Corporation Code, and pursuant to said code sections, shareholder action was not required.

         IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed by its duly authorized officer on this the 15th day of April, 2002.


                                        GRAY COMMUNICATIONS SYSTEMS, INC.


                                        /s/ James C. Ryan by H. Ray
  [STAMP:                              ---------------------------------------
   SECRETARY OF STATE                   Name:  James C. Ryan
   2002 APR 15 P 4:27                   Title: Vice President and
   CORPORATIONS DIVISION]                       Chief Financial Officer
                                        By:    Neal H. Ray, Power of Attorney

                                   Exhibit A

                      SERIES C CONVERTIBLE PREFERRED STOCK

         Section 1. Designation and Amount. The shares of such series shall be designated as "Series C Convertible Preferred Stock" (the "SERIES C PREFERRED STOCK"), and the number of shares constituting the Series C Preferred Stock shall be 5,000 and if and to the extent further shares are needed in order to pay dividends in shares of Series C Preferred Stock as provided for in Section 3 hereof, the Board of Directors of the Corporation (the "BOARD OF DIRECTORS" or the "BOARD") will authorize additional shares of Series C Preferred Stock so that at all times, so long as Series C Preferred Stock is outstanding, there will be a sufficient number of Series C Preferred Stock authorized and reserved to pay dividends as provided for in Section 3 hereof in shares of Series C Preferred Stock for the next succeeding four quarters.

         Section 2. Rank. All Series C Preferred Stock shall rank, as to payment of dividends and as to distribution of assets upon liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary (any such event, a "LIQUIDATION EVENT"):

         (i) senior to (A) all classes or series of common stock of the Corporation, whether voting or non-voting, including, without limitation, the Class A Common Stock, no par value (the "CLASS A COMMON STOCK"), and the Class B Common Stock, no par value (the "CLASS B COMMON STOCK"), whether now or hereafter issued (collectively, the "COMMON STOCK") and (B) all other shares, interests, participations or other equivalents (however designated) of capital stock of the Corporation which does not constitute Parity Stock or Senior Stock (as each such term is defined below) (all of the foregoing collectively referred to as "JUNIOR STOCK");

         (ii) on a parity with (A) the Series A Preferred Stock, no par value, now or hereafter issued, (B) the Series B Preferred Stock, no par value, now or hereafter issued and (C) each other series or class of Preferred Stock (as defined in Article 4 of the Restated Articles of Incorporation of the Corporation) hereafter created, the terms of which expressly provide that such series or class ranks on a parity with the Series C Preferred Stock as to dividends and distribution of assets upon a Liquidation Event (collectively referred to as "Parity Stock"); and

         (iii) junior to each series or class of Preferred Stock hereafter created, the terms of which expressly provide that such class or series ranks senior to the Series C Preferred Stock as to dividends and distributions of assets upon a Liquidation Event (collectively referred to as "Senior Stock").

         Section 3. Dividends and Distributions. The holders of shares of Series C Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for such purposes, dividends at the rate of $800.00 per annum per share (which amount shall increase to $850.00 per annum per share commencing on the seventh anniversary of the date of the initial issuance of shares of Series C Preferred Stock) (as such dollar amounts and the references to $10,000.00 in Section 4 hereof and in Section 5(a) hereof may be appropriately adjusted to reflect any stock split, stock dividend, reclassification, recapitalization or similar event involving the Series C Preferred Stock), which shall be fully cumulative and shall accrue without interest from the date of original issuance of such share (whether or not declared by the Board of Directors). Dividends shall be payable when, as, and if declared by the Board of Directors. Dividends shall be payable, at the Corporation's option in cash, or in additional shares (whether whole or fractional) of Series C Preferred Stock valued, for the purpose of determining the number of shares (or fraction thereof) of such Series C Preferred Stock to be issued, at the value of $10,000.00 per whole share, quarterly on March 31, June 30, September 30 and December 31, of each year commencing June 30, 2002 (except that if any such date is a Saturday, Sunday or legal holiday, then such dividend shall be payable on the next day that is not a Saturday, Sunday, or legal holiday) to holders of record as they appear on the stock books of the

Corporation on the 15th day of the month in which the dividend is to be paid. The amount of dividends payable per share of Series C Preferred Stock for each quarterly dividend period shall be computed by dividing the annual dividend amount by four. The amount of dividends payable for the initial dividend period and any period shorter than a full quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. No dividends or other distributions, other than dividends payable solely in shares of Junior Stock, shall be paid, declared or set apart for payment on, and except for the use of Common Stock to enable option holders to exercise stock opinions pursuant to the stock option plans of the Corporation and its subsidiaries, no purchase, redemption, or other acquisition shall be made by the Corporation of any shares of Junior Stock (and no moneys shall be paid to or made available to a sinking fund for the redemption of any shares of such stock) unless and until all accrued and unpaid dividends on the Series C Preferred Stock, including the full dividends for the then current dividend period, shall have been, or contemporaneously are, declared and paid.

         If at any time any dividend on any Senior Stock shall be in default, in whole or in part, no dividend shall be paid, declared or set apart for payment on the Series C Preferred Stock unless and until all accrued and unpaid dividends with respect to the Senior Stock, including the full dividends for the then current dividend period, shall have been, or contemporaneously are, declared and paid. No full dividends shall be paid, declared or set apart for payment on any Parity Stock for any period unless all accrued by unpaid dividends have been, or contemporaneously are, respectively paid, declared or set apart for such payment on the Series C Preferred Stock. No full dividends shall be paid, declared or set apart for payment on the Series C Preferred Stock for any period unless all accrued but unpaid dividends have been, or contemporaneously are, respectively paid, declared or set apart for payment on the Parity Stock for all dividend periods terminating on or prior to the date of payment of such full dividends.

When dividends are not paid, declared or set aside in full upon the Series C Preferred Stock and the Parity Stock, all dividends paid, declared or set apart for payment upon shares of Series C Preferred Stock and the Parity Stock shall be respectively paid, declared or set apart for payment pro rata, so that the amount of dividends paid, declared or set apart for payment, as the case may be, per share on the Series C Preferred Stock and the Parity Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Series C Preferred Stock and the Parity Stock bear to each other.

         Any reference to "distribution" contained in this Section 3 shall not be deemed to include any stock dividend or distribution made in connection with any Liquidation Event.

         Section 4. Liquidation Preference. In the event of a Liquidation Event, the holders of Series C Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets constitute stated capital or surplus of any nature, an amount equal to the sum of (i) dividends accrued and unpaid thereon to the date of final distribution to such holders, without interest, and (ii) $10,000,000 per share (such sum, as of any given time, the "LIQUIDATION PREFERENCE") and no more, before any payment shall be made or any assets distributed to the holders of Junior Stock; provided, however, that the holders of Series C Preferred Stock shall be entitled to such payment only in the event that the Corporation's payment with respect to the liquidation preference of the holders of Senior Stock are fully met. After the liquidation preferences of the Senior Stock are fully met, the entire assets of the Corporation available for distribution shall be distributed ratably among the holders of the Series C Preferred Stock and any Parity Stock in proportion to the respective preferential amounts to which each is entitled (but only to the extent of such preferential amounts). After payment in full of the Liquidation Preference of the shares of the Series C Preferred Stock, the holders of such shares shall not be entitled to any further participation in any distribution of assets by the Corporation. Neither a consolidation or merger of the Corporation with another corporation nor a sale or transfer of all or part of the Corporation's assets for cash, securities, or other property will be considered a Liquidation Event.

         Section 5.  Redemption of Series C Preferred Stock.

         (a) Redemption at Option of the Corporation. At any time on or after the fifth anniversary of the date of the initial issuance of shares of Series C Preferred Stock, the Corporation at its option, may redeem at any time all, or from time to time a portion, of the Series C Preferred Stock on any date set by the Board of Directors (any such date, an "OPTIONAL REDEMPTION DATE"), at a redemption price equal to the sum of (i) $10,000.00 per share plus (ii) an amount per share equal to all dividends on the Series C Preferred Stock accrued and unpaid on such share, pro rata to the date fixed for redemption (or through the date of actual payment if the Corporation fails to satisfy its payment obligations upon a holder's compliance with the procedures set forth in Section 5(c) hereof) (such amount, as of any given time, the "REDEMPTION PRICE"). The Redemption Price shall be payable in cash.

         In case of the redemption of less than all of the then outstanding Series C Preferred Stock, the Corporation shall effect such redemption pro rata. Notwithstanding the foregoing, the Corporation shall not redeem less than all of the Series C Preferred Stock at any time outstanding until all accrued but unpaid dividends upon all Series C Preferred Stock then outstanding shall have been paid.

         (b) Mandatory Redemption of Series C Preferred Stock. On the tenth anniversary of the date of the initial issuance of shares of Series C Preferred Stock (the "MANDATORY REDEMPTION DATE"), the Corporation shall redeem all of the then outstanding shares of Series C Preferred

Stock at a price per share equal to the Redemption Price. The Redemption Price shall be payable in cash. In the event the Corporation fails for any reason to satisfy such repurchase obligation on the Mandatory Redemption Date (the "MANDATORY REDEMPTION OBLIGATION"), the Mandatory Redemption Obligation shall be discharged as soon as the Corporation is able to do so. If and for so long as any Mandatory Redemption Obligation with respect to the Series C Preferred Stock shall not be fully discharged, the Corporation shall not (i) redeem, purchase, or otherwise acquire any Parity Stock or discharge any mandatory or optional redemption, sinking fund or other similar obligation in respect of any Parity Stock (except in connection with a redemption, sinking fund or other similar obligation to be satisfied pro rata with the Series C Preferred Stock) or (ii) declare any dividend or make any distribution on Junior Stock, redeem, purchase or otherwise acquire any Junior Stock or discharge any mandatory or optional redemption, sinking fund or other similar obligation in respect of any Junior Stock.

         (c) Mechanics of Redemption. Not more than 60 nor less than 30 days prior to an Optional Redemption Date or the Mandatory Redemption Date, as applicable, the Corporation shall give notice by a nationally recognized overnight courier and sent by facsimile transmission with receipt confirmed, to the holders of record of the Series C Preferred Stock to be redeemed, addressed to such shareholders at their last addresses as shown on the books of the Corporation. Each such notice of redemption shall specify the date fixed for redemption, the Redemption Price, the place or places of payment, that payment will be made upon presentation and surrender of the Series C Preferred Stock, that accrued but unpaid dividends to the date fixed for redemption will be paid on the date fixed for redemption, and that on and after the redemption date, dividends will cease to accrue on such shares.

         Any notice which is sent to a holder as herein provided shall be conclusively presumed to have been duly given, whether or not the holder of the Series C Preferred Stock receives such notice; and failure to give such notice, or any defect in such notice, to the holders of any shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series C Preferred Stock. On or after the date fixed for redemption as stated in such notice, each holder of the shares called for redemption shall surrender the certificate (or certificates) evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price and thereupon the Corporation shall pay, or cause to be paid, the full Redemption Price for the shares so surrendered in cash, provided that if a certificate is not surrendered by a holder of record of shares of Series C Preferred Stock represented by such certificate but such holder delivers an affidavit to the Corporation stating that the certificate or certificates representing its shares of Series C Preferred Stock have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such lost, stolen or destroyed certificates, payment of the full Redemption Price shall be made to such holder. In the case of an optional redemption by the Corporation pursuant to Section 5(a) hereof, if fewer than all the shares represented by any such surrendered certificate (or certificates) are redeemed, a new certificate shall be issued representing the unredeemed shares. If, on the date fixed for redemption, funds necessary for the redemption shall be available therefor and shall have been irrevocably deposited in a separate account for the benefit of the holders of the shares called for redemption in a nationally recognized financial institution, then, notwithstanding that the certificates evidencing any shares so called for redemption shall not have been surrendered, the dividends with respect to the shares so called shall cease to accrue after the date fixed for redemption, the shares shall no longer be deemed outstanding, the holders thereof shall cease to be shareholders, and all rights whatsoever with respect to the shares so called for redemption (except the right of the holders to receive the

Redemption Price without interest upon surrender of their certificates therefor) shall terminate. The Corporation shall cause any monies deposited by the Corporation pursuant to the foregoing provision and unclaimed by the holders of the shares called for redemption at the end of one year from the date fixed for redemption, to the extent permitted by law, to be returned by such financial institution to the Corporation, after which the holders of shares of Series C Preferred Stock so called for redemption who have not claimed the Redemption Price shall look only to the Corporation for the payment thereof. Shares of Series C Preferred Stock redeemed by the Corporation shall be restored to the status of authorized but unissued shares of Preferred Stock of the Corporation, without designation as to series, and may thereafter be reissued, but not as shares of Series C Preferred Stock.

         Section 6. Conversion Rights. The Series C Preferred Stock will be convertible into Class B Common Stock as follows:

         (a) Conversion. Subject to and upon compliance with the provisions of this Section 6 hereof, the holder of any shares of Series C Preferred Stock will have the right at such holder's option, at any time or from time to time, to convert any of such shares of Series C Preferred Stock into fully paid and nonassessable shares of Class B Common Stock at the Conversion Price in effect on the Conversion Date without the payment of any additional consideration by the holder thereof (as such terms are defined below); provided, however, that none of the persons (as defined below) specified in New York Stock Exchange Rule 312.03(b) may convert shares of Series C Preferred Stock unless and until the issuance of such shares to such persons has been approved by the requisite vote of the shareholders of the Corporation, or unless otherwise permitted by the New York Stock Exchange or the rules thereof.

         (b) Conversion Price. Each share of Series C Preferred Stock will be converted into a number of shares of Class B Common Stock determined by dividing (i) the Liquidation

Preference by (ii) the Conversion Price in effect on the Conversion Date. The Conversion at which shares of Class B Common Stock will initially be issuable upon conversion of the shares of Series C Preferred Stock will be $14.39. The Conversion Price will be subject to adjustment as set forth in Section 6(e) hereof. Subject to Section 6(g) hereof, no dividends will accrue or be paid on any share of Series C Preferred Stock subsequent to the conversion of such share.

         (c) Mechanics of Conversion. The holder of any shares of Series C Preferred Stock may exercise the conversion right specified in Section 6(a) hereof by surrendering to the Corporation or the transfer agent of the Corporation the certificate or certificates for the shares to be converted, accompanied by written notice specifying the number of shares to be converted and stating therein such holder's name or the name or names of such holder's nominees in which such holder wishes the certificate or certificates evidencing the shares of Class B Common Stock issuable upon such conversion to be issued; provided, however, that the Corporation will not be obligated to issue to any such holder or such holder's nominees the certificate or certificates evidencing the shares of Class B Common Stock issuable upon such conversion, unless (i) (A) the certificate or certificates evidencing the shares of Series
C Preferred Stock are either delivered to the Corporation or the transfer agent of the Corporation or (B) such holder delivers an affidavit to the Corporation stating that the certificate or certificates representing its shares of Series C Preferred Stock have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such lost, stolen or destroyed certificates and (ii) if shares of Class B Common Stock are to be issued in the name of any person other than the holder, the holder establishes to the satisfaction of the Corporation that any transfer or other applicable taxes have been paid or are not payable. Conversion will be deemed to have been effected on the date when delivery is made of notice of an election to convert and the certificate or certificates evidencing the Series C Preferred Stock shares to be converted and any other documents required by the immediately preceding sentence (the "CONVERSION DATE"). Subject to the provisions of Section 6(e)(vi) hereof, as promptly as practicable thereafter, the Corporation will issue and deliver to or upon the written order of such holder a certificate or certificates for the number of full shares of Class B Common Stock to which such holder or such holder's nominees is entitled and a check or cash with respect to any fractional interest in a share of Class B Common Stock as provided in Section 6(d).
Subject to the provisions of Section 6(e)(vi) hereof, the person (which term, when used herein, shall include any corporation, individual, limited liability company, joint stock company, joint venture, partnership, unincorporated association, governmental regulatory entity, country, state or political subdivision thereof, trust, municipality or other entity as well as a natural person) in whose name the certificate or certificates for shares of Class B Common Stock are to be issued will be deemed to have become a holder of record of such Class B Common Stock on the applicable Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series C Preferred Stock surrendered for conversion, the Corporation will issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series C Preferred Stock representing the unconverted portion of the certificate so surrendered.

         (d) Fractional Shares. No fractional shares of Class B Common Stock or scrip will be issued upon conversion of shares of Series C Preferred Stock. If more than one share of Series C Preferred Stock is surrendered for conversion at any time by the same holder, the number of full shares of Class B Common Stock issuable upon conversion thereof will be computed on the basis of the aggregate number of shares of Series C Preferred Stock so surrendered by such holder. Instead of any fractional shares of Class B Common Stock which would otherwise be issuable upon conversion of any shares of Series C Preferred Stock, the Corporation will pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest based on the Market Price of the Class B Common Stock.

         (c) Adjustment. The Conversion Price and conversion rights relating to the Series C Preferred Stock will be subject to adjustment from time to time as follows; provided, however, that none of the provisions in this Section 6(e) shall apply in the case of a Liquidation Event, as to which the provisions of
Section 4 will apply:

                  (i) Definitions. For purposes of this Section 6(e) and certain other sections herein, the following definitions shall apply:

                           (1) "BUSINESS DAY" means any day other than a
Saturday, Sunday, or any day on which banks in New York City are authorized or obligated by applicable law to close.

                           (2) "MARKET PRICE" of any security as of any given
time means the average of the closing prices of such security's sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of the 30 consecutive Business Days prior to the day as of which "Market Price" is being determined. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the "Market Price" shall be the fair value thereof determined in good faith by the Board of Directors.

                  (3)

         (ii) Reorganization, Reclassification or Recapitalization of the Corporation. In case of (a) a capital reorganization, reclassification or recapitalization of the Class B Common Stock (other than any Liquidation Event or in the cases referred to in Sections 6(e)(iii) through 6(e)(iv) hereof), (b) the Corporation's consolidation or merger with or into another corporation in which the Corporation is not the surviving entity, or any such transaction if the Corporation is the surviving entity but the shares of the Corporation's Class B Common Stock outstanding immediately prior to the transaction are converted, by virtue of the transaction, into other property, whether in the form of securities, cash or otherwise (other than a Liquidation Event), or (c) the sale or transfer of the Corporation's property as an entirety or substantially as an entirety (other than a Liquidation Event), then, as part of such reorganization, reclassification, recapitalization, merger, consolidation, sale or transfer, lawful provision shall be made so that there shall thereafter be deliverable upon the conversion of a share of Series C Preferred Stock, and without payment of any additional consideration, the number of shares of Common Stock or other securities or property to which the holder of the number of shares of Class B Common Stock which would otherwise have been deliverable upon the conversion of the Series C Preferred Stock immediately prior to such reorganization, reclassification, recapitalization, consolidation, merger, sale or transfer would have been entitled to receive in such reorganization, reclassification, recapitalization, consolidation, merger, sale or transfer, all subject to further adjustment as provided in this Section 6(e). This

Section 6(c)(ii) shall apply to successive reorganizations, reclassifications, recapitalizations, consolidations, mergers, sales and transfers and to the conversion of the Series C Preferred Stock into the stock or securities of any other corporation into which the Series C Preferred Stock shall become convertible. Concurrently with the consummation of such transaction, the corporation formed by or surviving any such transaction (if other than the Corporation), or the person to which such sale or conveyance shall have been made, shall enter into an agreement assuming the obligation (but only if such obligation is not assumed by operation of law) to deliver to each holder of Series C Preferred Stock such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

         (iii) Reclassifications. If the Corporation changes any of the securities into which the Series C Preferred Stock is convertible into the same or a different number of securities of any other class or classes, each share of Series C Preferred Stock shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities into which the Series C Preferred Stock was convertible immediately prior to such reclassification or other change and the Conversion Price therefor shall be appropriately adjusted.

         (iv) Splits and Combinations. If the Corporation at any time subdivides (by way of stock split, stock dividend or otherwise) any of its outstanding shares of Class B Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, if the outstanding shares of Class B Common Stock are combined (by way of stock split or otherwise) into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

         (v) Rounding of Calculations; Minimum Adjustment; Successive Adjustments. All calculations under this Section 6(e) will be made to the nearest cent or to the nearest one hundredth (1/100th) of a share, as the case may be. Any provision of this Section 6 to the contrary notwithstanding, no adjustment in the Conversion Price will be made if the amount of such adjustment would be less than $0.05, but any such amount will be carried forward and an adjustment with respect thereto will be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, will aggregate $0.05 or more. In the event that, as a result of the provisions of any subparagraph of this Section 6(e), the holder of this Series C Preferred Stock upon the subsequent conversion shall become entitled to receive any shares of capital stock of the Corporation other than Class B Common Stock, the number of such other shares so receivable upon conversion of this Series C Preferred Stock shall thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained herein.

         (vi) Timing of Issuance of Additional Class B Common Stock Upon Certain Adjustments. In any case in which the provisions of this Section 6(e) require that upon the occurrence of an event an adjustment be made, such adjustment will become effective immediately after a record date for such event (or, if no record date is set, immediately after such event). The Corporation may defer, until the occurrence of such event, (A) issuing to the holder of any share of Series C Preferred Stock converted after any such record date and before the occurrence of such event any additional shares of Class B Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Class B Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of a fractional share of Class B Common Stock pursuant to Section 6(d) hereof; provided, however, that the Corporation will deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares and such cash, upon the occurrence of the event requiring such adjustment.

         (f) Statement Regarding Adjustments. Whenever the Conversion Price is adjusted as provided in Section 6(e) hereof, the Corporation will file, at the office of any transfer agent for the Series C Preferred Stock and at the principal office of the Corporation, a statement showing in detail the facts requiring such adjustment and the Conversion Price in effect after such adjustment and the Corporation will also cause a copy of such statement to be sent by a nationally recognized overnight courier and sent by facsimile transmission with receipt confirmed, to each holder of shares of Series C Preferred Stock at such holder's address appearing on the Corporation's records. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of Section 6(b) hereof.

         (g) Conditional Conversion. If it is proposed that a registration of Class B Common Stock is intended to be filed, except on Form S-4 or S-8 (or any successor forms), which includes the secondary registration on behalf of holders of Class B Common Stock, the Corporation will notify the holders of Series C Preferred Stock of such proposed registration and such holders may conditionally exercise their right to convert any or all of such shares of Series C Preferred Stock so held in accordance with this Section 6 and participate in such proposed registration in accordance with the registration rights granted to such holders by the Corporation, if any. Only the number of shares of Series C Preferred Stock conditionally converted pursuant to this Section 6(g) to shares of Class B Common Stock that are actually sold under an effective registration statement will be deemed converted pursuant to Section 6(a) hereof. If such registration is not declared effective or is withdrawn, any conditional exercise pursuant to this
Section 6(g) will be null and void ab initio. The number of shares of Series C Preferred Stock conditionally converted pursuant to this Section 6(g) to shares of Class B Common Stock that are not actually sold under an effective registration statement will be deemed not to be converted pursuant to Section 6(a) hereof and the conditional conversion of such shares will be null and void ab initio upon the termination of the offering under such registration statement and such shares will be deemed to have been outstanding (including, without limitation, for purposes of accruing dividends) during the period such shares were conditionally converted pursuant to this Section 6(g). The foregoing right of conditional conversion of Series C Preferred Stock shall also apply in the case of any proposed transaction described in subparagraph (ii) of Section 6(e) and, if such transaction does not occur, such conditional exercise will be null and void ab initio and such Series C Preferred Stock will be deemed to have been outstanding during such period of conditional exercise.

         (h) Notice to Holders. If the Corporation proposes to take any action of the type described in Sections 6(e)(ii), (iii) or (iv) hereof, the Corporation will give notice to each holder of shares of Series C Preferred Stock, in the manner set forth in Section 6(f), which notice will specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice will also set forth such facts with respect thereto as will be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind, or class of shares or other securities or property which will be deliverable upon conversion of shares of Series C Preferred Stock (if any). In the case of any action which would require the fixing of a record date, such notice will be given at least ten days prior to the date so fixed, and in case of all other action, such notice will be given at least 10 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, will not affect the legality or validity of such action.

         (i) Costs. The Corporation will pay all documentary, stamp, transfer, or other transactional taxes attributable to the issuance of delivery of shares of Class B Common Stock upon conversion of any shares of Series C Preferred Stock; provided, however, that the Corporation will not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series C Preferred Stock in respect of which such shares are being issued.


         (j) Reservation of Shares. The Corporation will reserve at all times so long as any shares of Series C Preferred Stock remain outstanding, free from preemptive rights, out of its treasury stock (if applicable) or its authorized but unissued shares of Class B Common Stock, or both, solely for the purpose of effecting the conversion of the shares of Series C Preferred Stock, sufficient shares of Class B Common Stock to provide for the conversion of all outstanding shares of Series C Preferred Stock.

         (k) Valid Issuance. All shares of Class B Common Stock or any other security which may be issued upon conversion of the shares of Series C Preferred Stock will, upon issuance by the Corporation in accordance with the terms hereof, be duly and validly issued, fully paid and nonassessable and free from all liens and charges with respect to the issuance thereof, and the Corporation will take no action which will cause a contrary result (including, without limitation, any action which would cause the Conversion Price to be less than the par value, if any, of the Class B Common Stock or any such other security).

         Section 7. No Sinking Fund. The shares of Series C Preferred Stock shall not be subject to the operation of a purchase, retirement, or sinking fund.

         Section 8. Voting Rights. The holders of Series C Preferred Stock will not have any voting rights except as set forth below or as otherwise from time to time required by law.

         (a) Whenever dividends on the Series C Preferred Stock shall be in arrears in an amount equal to at least six quarterly dividends (whether or not consecutive), the holders of the Series C Preferred Stock (voting separately as a class) will be entitled to vote for and elect two additional directors. Such right of the holders of Series C Preferred Stock to vote for the election of such two directors may be exercised at an annual meeting or at any special meeting called for such purpose as hereinafter provided or at any adjournment thereof, until dividends in default on such outstanding shares of Series C Preferred Stock shall have been paid in full, at which time the term of office of the two directors so elected shall terminate automatically (subject to revesting in the event of each and every subsequent default of the character specified in the preceding sentence). So long as such right to vote continues, the Secretary of the Corporation may call, and upon the written request of the holders of record of 10% of the outstanding shares of Series C Preferred Stock addressed to him at the principal office of the Corporation shall call, a special meeting of the holders of such shares for the election of such two directors, as provided herein. Such meeting shall be held not less than 45 nor more than 90 days after the accrual of such right, at the place and upon the notice provided by law and in the By-laws of the Corporation for the holding of meetings of shareholders. No such special meeting or adjournment thereof shall be held on a date less than 30 days before an annual meeting of shareholders or any special meeting in lieu thereof, provided that at such annual meeting or special meeting appropriate provisions are made to allow the holders of the Series C Preferred Stock to exercise such right at such meeting. If at any such annual or special meeting or any adjournment thereof the holders of a majority of the then outstanding shares of Series C Preferred Stock entitled to vote in such election shall be present or represented by proxy, then the authorized number of directors of the Corporation shall be increased by two, and the holders of Series C Preferred Stock shall be entitled to elect such two additional directors. Directors so elected shall serve until the next annual meeting or until their successors shall be elected and shall qualify, unless the term of office of the persons so elected as directors shall have terminated by virtue of the payment in full of all dividends in arrears. In case of any vacancy occurring among the directors so elected by the holders of Series C Preferred Stock, the remaining director who shall have been so elected may appoint a successor to hold office for the unexpired term of the director whose place shall be vacant, and such successor shall be deemed to have been elected by the holders of Series C Preferred Stock. If both directors so elected by the holders of Series C Preferred Stock shall cease to serve as directors before their terms shall expire, the holders of Series C Preferred Stock then outstanding and entitled to vote for such directors may, at a special meeting of such holders called as provided above, elect successors to hold office for the unexpired terms of the directors whose places shall be vacant.

         (b) Without the consent or affirmative vote of the holders of at least a majority of the outstanding shares of Series C Preferred Stock, voting separately as a class, the Corporation shall not (i) authorize, create, or issue any shares of Senior Stock, (ii) reclassify any Junior Stock into shares of Senior Stock, (iii) reclassify any Parity Stock into shares of Senior Stock, or (iv) increase the number of authorized shares of Series C Preferred Stock (except as contemplated by Section 1 hereof) or issue any shares of Series C Preferred Stock in addition to the 4,000 shares issued on the date hereof (except pursuant to Section 3 hereof).

         (c) The affirmative vote or consent of the holders of at least a majority of the outstanding shares of the Series C Preferred Stock, voting separately as a class, will be required for any amendment, alteration, or repeal, whether by merger or consolidation or otherwise, of the Corporation's Restated Articles of Incorporation if the amendment, alteration, or repeal adversely affects the powers, preferences, or special rights of the Series C Preferred Stock (for the avoidance of doubt, it being stipulated that the matters covered by paragraph (b), which are subject to the requirements set forth in such paragraph (b), shall not be deemed to adversely affect the powers, preferences, or special rights of the Series C Preferred Stock).

         Section 9. Outstanding Shares. For purposes hereof all shares of Series C Preferred Stock shall be deemed outstanding except that, from the date fixed for redemption pursuant to Section 5 hereof, all shares of Series C Preferred Stock which have been so called for redemption under Section 5, if funds or shares necessary for the redemption of such shares are set aside as provided herein, shall not be deemed to be outstanding.